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Exhibit 99.1

Contact:	John B. Kelso, Director of Investor Relations (303) 298-8100

EVERGREEN ANNOUNCES TWO-FOR-ONE STOCK SPLIT AND POSTS RECORD
SECOND QUARTER EARNINGS OF $18.4 MILLION;
PROVEN RESERVES TOP 1.3 TCF AT MID-YEAR

Denver, Colorado, July 31, 2003...EVERGREEN RESOURCES, INC. (NYSE: "EVG") today reported record quarterly earnings of $18.4 million or 92 cents per diluted share, more than five times greater than the $3.3 million or 17 cents per diluted share in the second quarter of 2002.

Stock Split

        Evergreen's board of directors approved a two-for-one split of Evergreen common stock. Shareholders of record on August 29, 2003, the record date, will be issued a certificate representing one additional share of common stock for each share of common stock held on the record date. The additional shares will be mailed or delivered on or about September 15, 2003 by the company's transfer agent, Computershare Trust Company. Upon completion of the split, the company will have approximately 39 million shares outstanding.

Second Quarter 2003 Financial and Operating Results

        Natural gas revenues in 2003's second quarter totaled $53.0 million, up 127% over $23.3 million in the second quarter of 2002. The company's average gas price realization of $4.74 per thousand cubic feet (Mcf) represented a 93% increase over the $2.45-per-Mcf average in last year's second quarter. The company recognized a hedging loss of $2.9 million for the three months ended June 30, 2003 compared to a hedging loss of $6.1 million during the three months ended June 30, 2002.

        Net gas sales in the second quarter increased to a record 122.8 million cubic feet (MMcf) per day or a total of 11.2 billion cubic feet (Bcf), up 18% from a daily average of 104.4 MMcf or a total of 9.5 Bcf in the corresponding 2002 period.

        Second quarter average net gas sales were up 5% from the first quarter 2003 average of 116.8 MMcf per day. The sequential increase in gas sales was attributable to drilling, field operations and enhancements to the gas collection infrastructure. Evergreen's average daily net sales have now increased for 33 consecutive quarters.

        Evergreen had 909 net wells producing natural gas as of June 30, 2003. At the end of last year's second quarter, the company had 754 net wells producing gas. Evergreen drilled 45 Raton Basin wells in the second quarter of 2003, increasing the number of wells the company drilled in the first half of 2003 to 108. Evergreen plans to drill a total of 160 wells in the Raton Basin in 2003.

        Lease operating expenses in the second quarter of 2003 totaled $5.3 million compared to $4.0 million in last year's second quarter. On a per-Mcf basis, lease operating expenses increased 12% over the prior-year period to 47 cents per Mcf from 42 cents per Mcf. The increase in lease operating expenses is attributable to multiple factors, which include higher maintenance costs on an increasing number of older wells and surface systems. A field-wide review of the producing properties is resulting in enhanced operational efficiencies through improved design of replacement equipment, which is resulting in longer run times and more consistent production. Higher operating costs will continue through 2003 and as a result, Evergreen has increased its guidance for lease operating expenses to 50 - 52 cents per Mcf in the third quarter and 45 - 47 cents per Mcf in the fourth quarter of 2003.

        Transportation costs in the second quarter of 2003 averaged 32 cents per Mcf, unchanged from last year's second quarter.

        General and administrative expenses were $3.3 million in the second quarter of 2003 as compared to $2.4 million in 2002's second quarter. On a per-unit-of-production basis, general and administrative expenses rose 16% from last year's second quarter, from 25 cents to 29 cents per Mcf. The increase was due primarily to personnel additions and associated salaries and payroll costs, bonuses and professional fees, including those related to outside legal and accounting services.

        Interest expense was $2.1 million in the second quarter of 2003 as compared to $2.0 million in the same period of 2002. On a per-unit-of-production basis, interest expense fell to 19 cents per Mcf from 21 cents per Mcf in 2002's second quarter. At June 30, 2003, long-term debt totaled $230 million, unchanged from June 30, 2002. The weighted average interest rate was 4.1% in 2003's first half as compared to 4.6% in last year's first six months.

        Depreciation, depletion and amortization expense of 55 cents per Mcf in the second quarter of 2003 was unchanged from the corresponding 2002 period.

        Other expense primarily consisted of a $1.0 million gain on the sale of an investment in common stock. This gain was substantially offset by a loss on financial commodity derivatives of $0.9 million with respect to hedges that did not qualify for hedge accounting.

        Minority interest expense of $0.5 million represents minority investors' percentage share of income from subsidiaries in which Evergreen holds a majority ownership interest. Effective April 1, 2003, Evergreen sold an approximate 25% ownership interest in its Long Canyon Gas Company, LLC subsidiary as part of a settlement agreement.

        Capital expenditures in the second quarter of 2003 were $49.5 million. These capital costs included $9.5 million for the drilling and completion of 45 Raton Basin wells, $6.3 million for recompletions and remedial costs, and $11.4 million for the Raton Basin compression and gas collection system. The remainder was primarily associated with Evergreen's property acquisitions in eastern Kansas, which totaled $17.6 million, and the company's operations in the Cook Inlet Basin of Alaska, which came to $3.1 million.

First Half 2003 Financial and Operating Results

        For the first six months of 2003, net income totaled $35.4 million, compared to $5.7 million in the first half of 2002. Net income per diluted share in the first half of 2003 was $1.78 versus 29 cents per diluted share in the corresponding 2002 period. The increase was due to the company's increased production and higher gas price realization, the results of which were partially offset by higher operating costs.

        Natural gas revenues in the first six months of 2003 totaled $102.0 million compared to $43.5 million in the corresponding 2002 period.

        Net gas sales in the first half of 2003 totaled 21.7 Bcf or 119.8 MMcf per day, an increase of 18% over first-half 2002 volumes of 18.3 Bcf or 101.2 MMcf of gas per day.

        Capital expenditures in the first half of 2003 were $78.2 million. These capital costs included $21.0 million for the drilling and completion of 108 Raton Basin gas wells, $11.0 million primarily for recompletions and $16.8 million for the Raton Basin gas collection system. Approximately $26.5 million was used for exploration projects, including $21.9 million for acreage acquisitions in eastern Kansas and $4.6 million for operations in the Cook Inlet Basin of Alaska. Evergreen's total capital budget for 2003 is $275 million, consisting of approximately $182 million in cash and $93 million in Evergreen common stock ($82 million for the acquisition of Carbon Energy and $11 million in property acquisitions).

Mid-Year 2003 Proven Reserves

        Evergreen increased its proven reserves 5% during the first six months of 2003 to an estimated 1.305 trillion cubic feet (Tcf) of natural gas as of June 30, 2003, up from 1.239 Tcf at year-end 2002. Evergreen added 87.7 Bcf of gas reserves and produced 21.7 Bcf during the first half of 2003. The reserve increase was attributable to Evergreen's successful drilling and recompletion efforts in the Raton Basin.

        Natural gas in the southern Colorado portion of the Raton Basin constitutes all of Evergreen's net proven reserves, 65% of which were classified as developed as of June 30, 2003. The mid-year 2003 reserve estimate is based on a total of 1,398 gas wells, including 398 classified as proved undeveloped locations. Evergreen estimates that it has at least 700 additional wells to drill in the Raton Basin, including the proved undeveloped locations. Independent petroleum engineering consultants Netherland Sewell & Associates, Inc. audited the mid-year reserve estimate.

        The present value of estimated future net revenues from Evergreen's proven reserves, discounted at 10%, was $2.0 billion (before income taxes) as of June 30, 2003. Using guidelines established by the Securities and Exchange Commission, the calculation for the mid-year 2003 reserve estimate is based on an unescalated gas price of $4.71 per Mcf, reflecting prevailing gas prices at June 30, 2003. The 2002 year-end calculation of $1.6 billion used a gas price of $4.22 per Mcf.

        Evergreen President and CEO Mark S. Sexton commented, "We continue to be on course for reaching our objectives for reserves and production growth and expect a record year in virtually every operational and financial category. Record cash flow from our Raton Basin development project is enabling us to invest in several new exploratory projects, including the Forest City Basin in eastern Kansas, where we now own a 100% working interest in approximately a half-million acres. We are well positioned to develop another core area utilizing our current capital structure and operating expertise."

Operations Update

Forest City Basin

        Evergreen is in the process of acquiring an additional 43,000 acres of prospective unconventional natural gas properties in the Forest City Basin of eastern Kansas. The additional acreage will bring Evergreen's total acreage position in the Forest City Basin to more than 520,000 acres. Evergreen plans to drill at least 40 coal bed methane wells in the Basin during the fourth quarter of 2003. Evergreen holds a 100% working interest in these properties, which also contain shallow gas potential in fractured shales and tight sands.

Alaska

        Early in the second quarter, Evergreen completed five of its eight coal bed methane wells on the Pioneer Unit in Alaska's Cook Inlet Basin. All four wells at the company's first pilot project were fracture stimulated as was one well at the company's second four-well pilot project. All five wells are in various stages of de-watering with production-potential data expected in the fourth quarter. The company will drill a new four-well pilot project in the fourth quarter of 2003.

Carbon Energy Acquisition

        At the close of the first quarter of 2003, Evergreen announced that the company would acquire 100% of the outstanding common stock of Carbon Energy Corporation. Carbon is an independent oil and gas company engaged in the exploration, development and production of natural gas and crude oil in the United States and Canada. Carbon's areas of operations in the United States are the Piceance Basin in Colorado and the Uintah Basin in Utah. In Canada, Carbon's areas of operations are in central Alberta and southeast Saskatchewan. The transaction is expected to close on or about September 30, 2003.

        Evergreen has conducted preliminary discussions with oil and gas companies regarding the potential sale of Carbon's Piceance and Uintah Basin assets after the merger. After the closing of the merger, Evergreen intends to consider a potential sale of these United States assets to one or more acceptable purchasers on advantageous terms. Evergreen has not made a definitive decision related to these assets. To the extent that Evergreen divests any of these assets after the merger, the sale will provide Evergreen increased capital with which to continue its acquisition, drilling and exploration projects.

Gas Marketing

        The following summarizes Evergreen's 2003's second half hedging position:

Contract Period 2003	Type of Derivative Instrument	Volume in MMBtu per day	Net Realized Price $/MMBtu
Jul 1—Dec 31	Costless Collar	20,000	$3.26 / $5.02
Jul 1—Dec 31	Financial Swaps	70,000	$4.37

Modeling Assumptions

        The following are the quarterly estimates for the remainder of the year ending December 31, 2003 and are related entirely to Evergreen Resources, Inc.

	Q3	Q4	Yearly Total/Avg.
Raton Basin
Wells drilled— Raton Basin—producing	38	14	160
Natural gas sales (Bcf)	11.6—11.8	11.8—12.1	45.1—45.6
Average daily sales (MMcf)	126.1—129.3	128.3—131.5	123.5—124.9
Per Mcf
Lease operating expense	$0.50—0.52	$0.45—0.47	$0.47—0.48
Transportation	$0.31—0.33	$0.31—0.33	$0.31—0.33
Depreciation, depletion and amortization	$0.54—0.56	$0.54—0.56	$0.54—0.55
General and administrative	$0.27—0.29	$0.26—0.28	$0.27—0.28
Interest expense	$0.18—0.20	$0.17—0.19	$0.18—0.20
Minority interest	$0.03—0.04	$0.03—0.04	$0.03—0.04

        Production and property taxes are estimated to be approximately 5.7% of net gas sales. The income tax rate for 2003 is estimated to be approximately 36.5% of net income before income taxes.

	Q3	Q4	Total
Capital expenditures	$155.6	$41.2	$275.0
(in millions)

Conference Call Information

        Evergreen management will comment on second quarter 2003 financial results today at 11:30 a.m. (Eastern Daylight Time). The dial-in number is (888) 452-7103 for domestic callers and (706) 643-3753 for international callers. The conference call will also be broadcast live on the Internet at www.EvergreenGas.com. A replay of the call will be available until August 15, 2003 at (800) 642-1687 or (706) 645-9291 for international callers. Enter the conference ID 1784757 and state your full name and company name when prompted.

        Evergreen Resources is an independent energy company engaged in the exploration, development, production, operation and acquisition of unconventional natural gas properties. Evergreen is one of the leading developers of coal bed methane reserves in the United States. Evergreen's current operations are principally focused on developing and expanding its coal bed methane project located in the Raton Basin in southern Colorado. Evergreen has also begun coal bed methane projects in Alaska and Kansas.

        Financial highlights follow.

  This press release contains forward-looking statements within the meaning of federal securities laws, including statements regarding, among other things, the company's growth strategies; anticipated trends in the company's business and its future results of operations; market conditions in the oil and gas industry; the ability of the company to make and integrate acquisitions; and the impact of government regulations. These forward-looking statements are based largely on the company's expectations and are subject to a number of risks and uncertainties, many of which are beyond the company's control. Actual results could differ materially from those implied by these forward-looking statements as a result of, among other things, a decline in natural gas production, a decline in natural gas prices, incorrect estimations of required capital expenditures, increases in the cost of drilling, completion and gas collection, an increase in the cost of production and operations, an inability to meet projections, and/or changes in general economic conditions. In light of these and other risks and uncertainties of which the company may be unaware or which the company currently deems immaterial, there can be no assurance that actual results will be as projected in the forward-looking statements. These and other risks and uncertainties are described in more detail in the company's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission.

Evergreen Resources, Inc.—Financial Highlights
Consolidated Statements of Income
(in 000's except per-share amounts)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Revenues:
Natural gas revenues	$53,010	$23,317	$101,986	$43,509
Interest and other	278	111	423	233

Total revenues	53,288	23,428	102,409	43,742

Expenses:
Lease operating expenses	5,292	3,952	10,008	7,637
Transportation costs	3,556	3,055	6,922	5,890
Production and property taxes	2,972	1,442	5,952	2,632
Depreciation, depletion and amortization	6,187	5,208	11,716	10,000
Impairment of international properties	410	—	1,227	—
General and administrative expenses	3,269	2,421	5,876	4,610
Interest expense	2,074	2,033	4,274	3,952
Foreign currency exchange gain	—	—	(995)	—
Minority interest in subsidiaries	469	(4)	482	(7)
Other expense	56	221	145	231

Total expenses	24,285	18,328	45,607	34,945

Income before income taxes and cumulative effect of change in accounting principle	29,003	5,100	56,802	8,797
Income tax provision—deferred	10,586	1,810	20,733	3,123

Net income before cumulative effect of change in accounting principle	18,417	3,290	36,069	5,674
Cumulative effect of change in accounting principle, net of tax	—	—	713	—

Net income	$18,417	$3,290	$35,356	$5,674

Basic income per common share:
Earnings before cumulative effect of change in accounting principle	$0.95	$0.17	$1.88	$0.30
Cumulative effect of change in accounting principle	—	—	0.04	—

	$0.95	$0.17	$1.84	$0.30

Diluted income per common share:
Earnings before cumulative effect of change in accounting principle	$0.92	$0.17	$1.81	$0.29
Cumulative effect of change in accounting principle	—	—	0.03	—

	$0.92	$0.17	$1.78	$0.29

Weighted average shares outstanding:
Basic	19,375	18,965	19,219	18,914

Diluted	20,020	19,684	19,880	19,599

Natural gas sales volume (MMcf)	11,174	9,498	21,689	18,326
Average daily sales (MMcf/d)	122.8	104.4	119.8	101.2
Rate per Mcf:
Average gas price	$4.74	$2.45	$4.70	$2.37
Lease operating expenses	$0.47	$0.42	$0.46	$0.42
Transportation costs	$0.32	$0.32	$0.32	$0.32
Production and property taxes	$0.27	$0.15	$0.27	$0.14
Depreciation, depletion and amortization	$0.55	$0.55	$0.54	$0.55
General and administrative expenses	$0.29	$0.25	$0.27	$0.25
Interest expense	$0.19	$0.21	$0.20	$0.22
Minority interest in subsidiaries	$0.04	$—	$0.02	$—

Evergreen Resources, Inc.—Financial Highlights—Continued
Consolidated Balance Sheets
(in 000's except per-share amounts)

	June 30, 2003	December 31, 2002
	(unaudited)
ASSETS
Current:
Cash and cash equivalents	$4,646	$871
Accounts receivable	25,223	17,684
Other current assets	4,981	1,384

Total current assets	34,850	19,939

Property and equipment, at cost, based on full-cost accounting for oil and gas properties	735,448	654,847
Less accumulated depreciation, depletion and amortization	87,530	74,431

Net property and equipment	647,918	580,416
Other assets	4,227	6,406

	$686,995	$606,761

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$5,556	$4,109
Amounts payable to oil and gas property owners	8,776	5,871
Production and property taxes payable	6,911	5,731
Derivative instruments	15,464	1,454
Accrued expenses and other	8,869	7,912

Total current liabilities	45,576	25,077
Note payable	130,000	136,000
Senior convertible notes	100,000	100,000
Deferred income tax liabilities	39,618	27,666
Production taxes payable and other	6,132	4,328
Asset retirement obligations	5,285	—

Total liabilities	326,611	293,071

Minority interest in subsidiaries	4,762	1,262
Stockholders' equity:
Common stock, $0.01 stated value; shares authorized, 50,000; shares issued and outstanding 19,521 and 19,053	195	190
Additional paid-in capital	280,773	262,083
Retained earnings	85,827	50,471
Accumulated other comprehensive loss	(11,173)	(316)

Total stockholders' equity	355,622	312,428

	$686,995	$606,761

Evergreen Resources, Inc.—Financial Highlights—Continued
Condensed Consolidated Statements of Cash Flows
(in 000's)
(unaudited)

	Six Months Ended June 30,
	2003	2002
Operating activities:
Net income	$35,356	$5,674
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation, depletion and amortization	11,716	10,000
Cumulative effect of change in accounting principle, net of tax	713	—
Deferred income taxes	20,733	3,123
Net unrealized losses and other	1,307	—
Changes in operating assets and liabilities	(13,153)	(6,077)

Net cash provided by operating activities	56,672	12,720

Investing activities:
Investment in property and equipment	(58,493)	(64,906)
Proceeds from the sale of investments	2,028	2,000
Proceeds from the sale of mineral interests	761	—
Change in other assets	(846)	(120)

Net cash used in investing activities	(56,550)	(63,026)

Cash flows from financing activities:
Net (payments on) proceeds from notes payable	(6,000)	49,000
Proceeds from issuance of common stock, net	3,177	978
Debt issue costs	—	(686)
Minority interest capital contributions	3,571	—
Changes in cash held from operating oil and gas properties	2,905	629

Net cash provided by financing activities	3,653	49,921

Effect of exchange rate changes on cash	—	(15)

Increase (decrease) in cash and cash equivalents	3,775	(400)
Cash and cash equivalents, beginning of period	871	3,024

Cash and cash equivalents, end of period	$4,646	$2,624

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  Exhibit 99.1
Evergreen Resources, Inc.—Financial Highlights Consolidated Statements of Income (in 000's except per-share amounts) (unaudited)
Evergreen Resources, Inc.—Financial Highlights—Continued Consolidated Balance Sheets (in 000's except per-share amounts)
Evergreen Resources, Inc.—Financial Highlights—Continued Condensed Consolidated Statements of Cash Flows (in 000's) (unaudited)